Exhibit 99

For Release: January 24, 2006

Contact: Gerald Coggin, Sr. VP Investor Relations

Phone: (615) 890-2020 ext. 1405

NHR reports year end results

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a real estate investment trust specializing in long-term health care investments, announced funds from operations for the year ended Dec. 31, 2005 of $16,509,000 or $1.68 basic and $1.67 diluted compared to $16,643,000 or $1.73 basic and $1.69 diluted, last year. Dividends declared for 2005 totaled $1.43 compared to $1.41 for 2004 representing a dividend payout ratio of 85.1% and 81.5%, respectively.

For the year ended Dec. 31, net income was $11,277,000 compared to $11,435,000 for the same period last year. Net income per share was $1.14 basic and $1.14 diluted compared to $1.19 basic and $1.16 diluted last year. Revenues for the year totaled $19,772,000 compared to $20,191,000 in the prior year.

For the quarter ended Dec. 31, funds from operations were $4,168,000 or 42 cents basic and 42 cents diluted compared to $4,168,000 or 43 cents basic and 42 cents diluted, last year.

For the quarter ended Dec. 31, net income was $2,861,000 or 29 cents basic and 29 cents diluted, compared to $2,936,000, or 31 cents basic and 30 cents diluted, last year. Revenues for the quarter totaled $4,986,000 compared to $5,003,000 in 2004.

The decrease in mortgage interest income is primarily the result of prepayments received on mortgages receivable totaling $30,304,000 in February 2004. We prepaid $4,000,000 of long-term debt from cash flows during the fourth quarter of 2005.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one independent living center. NHR also owns first and second mortgage notes totaling $13.2 million. These notes are secured by operating skilled nursing facilities and other health care properties. Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.

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Page 2 NHR earnings

Condensed Statements of Income
(in thousands except share and per	Three Months Ended Dec. 31	Year Ended Dec. 31
	2005	2004	2005	2004
Revenues:
Rental income	$4,375	$4,305	$17,359	$17,255
Mortgage interest income	611	593	2,413	2,831
Gain on sale of real estate	---	105	---	105
	4,986	5,003	19,772	20,191
Expenses:
Interest	182	150	721	781
Depreciation of real estate	1,467	1,492	5,872	5,966
Amortization of loan costs	---	---	---	8
General and administrative	279	214	1,095	1,027
	1,928	1,856	7,688	7,782

Income before minority interest in
consolidated subsidiaries and
non-operating income	3,058	3,147	12,084	12,409

Non-operating Income (investment and
interest income)	152	145	569	456

Minority interest in consolidated	(349)	(356)	(1,376)	(1,430)
Net Income	$2,861	$2,936	$11,277	$11,435

Net income per common share:
Basic	$.29	$.31	$1.14	$1.19
Diluted	$.29	$.30	$1.14	$1.16

Funds from operations
Basic	$4,168	$4,168	$16,509	$16,643
Diluted	$4,168	$4,168	$16,509	$16,643

Funds from operations per share
Basic	$.42	$.43	$1.68	$1.73
Diluted	$.42	$.42	$1.67	$1.69

Weighted average common shares
Basic	9,939,463	9,598,964	9,853,490	9,594,852
Diluted	9,945,549	9,865,635	9,881,484	9,822,823

Common dividends declared per share	$.4325	$.4125	$1.4300	$1.4100

Balance Sheet Data	Dec. 31	Dec. 31
(in thousands)	2005	2004
Real estate properties, net	$115,054	$120,926
Mortgages receivable	13,207	13,553
Long-term debt	10,450	16,150
Stockholder's equity	$112,390	$113,998

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Page 3 NHR earnings

Reconciliation of Funds from Operations(1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

Three Months Ended	Twelve Months Ended
December 31	December 31
(in thousands)	2005	2004	2005	2004

Net income applicable to common stockholder's	$2,861	$2,936	$11,277	$11,435
Adjustments:
Real estate depreciation	1,467	1,492	5,872	5,966
Gain on sale of real estate	---	(105)	---	(105)
Adjustment for minority interest-affiliates	(160)	(155)	(640)	(653)
Funds from operations applicable to common stockholders	$4,168	$4,168	$16,509	$16,643

Basic funds from operations per share	$.42	$.43	$1.68	$1.73
Diluted funds from operations per share	$.42	$.42	$1.67	$1.69

Weighted average shares:
Basic	9,939,463	9,598,964	9,853,490	9,594,852
Diluted	9,945,549	9,865,635	9,881,484	9,822,823

(1)We believe that funds from operations is an important supplemental measure of operating performance. We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States. We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations. We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

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Page 4 NHR Earnings

National Health Realty, Inc.	Portfolio Summary	December 31, 2005

Portfolio Statistics	Investment
	Properties	Investment	Percentage
Equity Ownership	23	$ 115,054,000	90%
Mortgage Loan Receivables	5	13,207,000	10%
Total Real Estate Portfolio	28	$ 128,261,000	100%

Equity Ownership	Properties	Beds	Investments
Nursing Homes	16	1,908	$ 69,980,000
Assisted Living	6	488	30,833,000
Independent Living	1	58	14,241,000
	23	2,454	$ 115,054,000

Mortgage Loan Receivables	Properties	Beds	Investment
Nursing Homes	5	714	$ 13,207,000

Summary of Facilities by Type
		Percentage of	Total
	Properties	Total Dollars	Dollars
Nursing Homes	21	64.86%	$ 83,187,000
Assisted Living	6	24.04%	30,833,000
Independent Living	1	11.10%	14,241,000
	28	100.00%	$ 128,261,000

SUMMARY OF FACILITIES BY STATE:
						Percent
			Asst	Retire-	Investment	Total
		LTC	Living	ment	Amount	Portfolio
1	Florida	8	3		$ 56,994,000	44.44%
2	Tennessee	2	2	1	33,758,000	26.32%
3	South Carolina	7			27,853,000	21.71%
4	Indiana	3			3,875,000	3.02%
5	Alabama		1		3,434,000	2.68%
6	Missouri	1			2,347,000	1.83%
		21	6	1	$128,261,000	100.00%